EXHIBIT 99(b)

Earnings Release Conference Call Presentation on January 30, 2003 by Michael D. Eisner, Chairman and Chief Executive Officer; Robert A. Iger, President and Chief Operating Officer, and Thomas O. Staggs, Senior Executive Vice President and Chief Financial Officer, of The Walt Disney Company

MICHAEL D. EISNER

Good afternoon. We’re pleased with the overall results we reported today as they provide further indication of the soundness of our strategy to drive shareholder value by capitalizing on the investments we have made in Disney’s extraordinary collection of entertainment assets. We still have a number of challenges ahead of us, but we remain dedicated to our realistic approach of building upon each success.

Bob Iger and I recently returned from Hong Kong, where we saw strong evidence of Disney’s growth opportunities well into the decade. We broke ground for Hong Kong Disneyland and got a great reminder of the enormous potential that the Disney brand brings to China and throughout Asia. When Hong Kong Disneyland opens, it will be more than just a theme park. It will be a beachhead on the continent, emblematic of the overall appeal of Disney.

In the meantime, we will continue to stick to our knitting in order to drive improved returns and for us that means working every day to maximize the quality and appeal of our products. In a moment, Bob Iger will take you through a number of our current areas of strategic focus, but first, let me turn the call over to Tom Staggs to discuss our current results.

THOMAS O. STAGGS

Thank you, Michael. The details of our earnings are contained in our press release, but I’d like to highlight a few aspects of our first quarter and give you some thoughts regarding near-term performance.

Overall, we’re happy to have started the year on a solid note. The highlight of the quarter was the strong performance at our Parks, which exceeded our expectations. The first quarter ended with robust holiday results at both Walt Disney World and Disneyland. For the quarter, Walt Disney World attendance was up modestly over the prior year. However, international visitation to Walt Disney World rose by 17%. The strength in international visitation helped drive an increase in per capita spending on admissions, food and beverage and merchandise. Occupied room nights and the average daily room rate at our Walt Disney World hotels were also up by single digit percentages versus the prior year.

On the West Coast, a surge in both local and International visitation to Disneyland helped drive a 12% increase in attendance. Here too, we saw renewed strength in international visitation, with percentage increases over the prior year even greater than those at Walt Disney World. Guests have also responded well to the enhancements we’ve made to Disney’s California Adventure, including “a bug’s land,” and to our increased marketing efforts. Both per capita spending and occupancies at Disneyland were up by high single digits versus last year. As has been true for the last several quarters, the window for advance bookings is still quite short, which limits our visibility regarding future attendance and occupancy.

Reservations on the books for the current quarter are down somewhat for the domestic parks, which is likely due to concerns over the situation in the Middle East. Over the last several quarters we’ve seen attendance fill in better than our advance bookings might have indicated and we hope to see that continue. However, extrapolating future trends from our December quarter remains difficult.

In Broadcasting, our efforts to increase primetime ratings are still in their initial stages, but our fall performance indicates that things are headed in the right direction. The better momentum in ratings has also left us in a good position with regard to makegoods, which means that we have been able to take advantage of the strong advertising spot market. That market continues to be strong as advertisers picked up more than 90% of their options for this quarter.

Our TV Station group also contributed significantly to growth in our broadcasting business last quarter. In Q1, the ABC Owned TV stations’ combined same-market revenue share of almost 21% was better than the NBC stations, despite NBC’s prime-time leadership, and was 21% ahead of FOX and 33% ahead of CBS.

At ESPN, we enjoyed higher ratings, advertising and affiliate revenues. However, as anticipated, NFL and NBA costs dampened our results. Even taking into account this near-term pressure from sports rights, we still expect ESPN to deliver double-digit operating income growth for the year.

Elsewhere in the cable group, baseball rights fees resulted in increased costs and dampened results versus last year at ABC Family.

The Disney Channel, Toon Disney and SOAPnet showed strong operating income growth, driven by increased subscriber revenues. Compared to the December quarter of last year, subscribers have grown by 17% at SOAPnet and 31% at Toon Disney.

In Consumer Products, we are seeing improvements in our licensing and publishing businesses, although these gains were partially offset by the impact of the soft retail market on the Disney Stores. Although they outpaced the specialty retail industry overall, comp sales at the Disney Stores were slightly negative for the quarter.

Of course, the biggest driver of our Consumer Products earnings is merchandise licensing, which continued to gain traction, benefiting from the strength of our Princess, Power Rangers, Digimon and Disney Classics lines. Growth in the Disney Princess collection is especially encouraging and we continue to believe this line will more than double in sales this year. On an overall basis, sales of our licensed product at wholesale have increased by roughly half a billion dollars over the last two years, reflecting growing demand for our product, as well as successful efforts to better partner with our licensees in product development, merchandising and marketing.

Our theatrical results were lower than the prior year primarily due to the weak performance of Treasure Planet. These results were partially offset by strong home video performance led by Lilo & Stitch and Beauty and the Beast. DVD continues to be a driver for us, as evidenced by our most recent release, Signs, where DVD sales accounted for almost 80% of all units sold. DVD unit sales increased this quarter by 50% over last year and we continue to benefit from the higher margins of DVD versus VHS.

Over the past few years, you’ve heard our consistent refrain that increasing productivity and cost management must be woven into the fabric of our operations and we are steadfast in this commitment. We also remain focused on driving cash flow and further strengthening the balance sheet. As of the end of the quarter, net debt stood at $13.5 billion – an increase that is consistent with the normal seasonality of our cash flows, driven principally by increases in receivables and the timing of our sports rights payments.

The sustaining strength of our brands and other assets has allowed us to weather a strenuous business climate during the past 18 months. It is also the strength of our brands and assets that leaves us poised for a substantial rebound and return to growth. While there is considerable uncertainty that could affect our near term results, assuming that we continue to see improvement in the economic climate, and excluding the one-time charge on aircraft leases we announced this quarter, we are still targeting earnings per share growth in 2003 of 25-35%. With that, let me turn the call over to Bob Iger.

ROBERT A. IGER

Tom touched on financial results for the quarter, so I’d like to discuss current areas of focus for some of our key businesses.

Turning first to Theme Parks and Resorts, we’ve invested significantly in this business over the past several years and in the face of a travel environment that is slowly coming back, we plan to capitalize on these investments through a number of strategic initiatives designed to drive visitation. In the last three months, we added two major attractions to the Disneyland Resort: “a bug’s land” and the Broadway caliber Aladdin stage play, both at Disney’s California Adventure. Guest satisfaction ratings for Aladdin have been among the highest received for our parks’ entertainment offerings. To reinforce the fact that the Disneyland Resort has changed to a multi-day destination, we launched a new marketing campaign entitled “Whole New World” this month, which is designed to elicit a longer length of stay from our guests. Recent consumer research confirms that our new Disneyland Resort marketing campaign and pricing incentives are helping potential guests better understand the extended breadth of the resort.

As with the Disneyland Resort, new parks in Paris and Tokyo have enhanced these assets and led to meaningful growth in attendance, hotel occupancies and guest spending.

In addition to large scale marketing campaigns, we continue to develop our Customer Relationship Management system, which we call Destination Disney. Destination Disney is an especially important marketing tool for our parks and one that will allow us to drive greater asset utilization. We believe our efforts here will result in both incremental visitors and a higher frequency of visits among our repeat guests, who currently represent approximately 75% of our visitors to Walt Disney World. Currently, as many as 30% of our visitors arrive at Walt Disney World with their multi-day park tickets in hand, which translates to more than 50% of admissions being pre-paid. When this happens, we get close to two additional theme park “visits per guest,” because these guests have committed to visiting Disney parks during their vacation versus other entertainment properties in Orlando. Through a stronger relationship with our consumers via Destination Disney, we look to increase this percentage of advance multi-day ticketing, thereby delivering real upside for this business.

We fully expect that these efforts – and other new marketing programs and attractions on the horizon at our theme parks such as Mission Space at Walt Disney World and Tower of Terror at Disneyland Resort—will lead to a sustained period of growth once economic and political uncertainties lessen.

At ABC, we’ve made progress toward our goals this season, as demonstrated by our strong performance in the November Sweeps, where we came in second, and were the only network to show growth in Adults 18 to 49. For mid-season, we have an aggressive slate that includes three dramas and six reality series that we hope will bolster the foundation we built this fall.

This past weekend, we leveraged television’s most-watched event of the year—The Super Bowl – to expose a wider audience to “Alias,” a second year drama that ABC believes has great potential. “Alias” was broadcast in the coveted post-Super Bowl timeslot, where it benefited from new sampling—more than doubling its average audience among young adults—despite having the latest start in history for a post-Super Bowl entertainment program. This Sunday, “Alias” will provide an important lead-in for our new Dick Wolf crime series “Dragnet,” which premieres at 10pm.

Super Bowl Sunday was also the launch date for our new late-night comedy talk show—“Jimmy Kimmel Live,” which delivered a strong sample of nearly five million viewers. Now airing in its regular 12:05AM time period, ABC thinks they’ve found a great talent in Jimmy Kimmel and a promising late night franchise.

We also are extremely well-positioned when it comes to reality programming, the marketplace’s most highly demanded and talked about program genre. Over time, ABC’s success will depend upon our ability to develop long-running scripted series, but reality series can heat up a cold time period and recruit and retain younger audiences. Thus, we believe a blend of these program formats is the best approach to creating a winning schedule.

In addition to the highly successful franchise “The Bachelorette,” we will feature six reality series in February and March, including the next installment of “The Bachelor,” plus new series from the creators of this popular program and “American Idol.” In addition to these programs, ABC, once again, will broadcast the “Academy Awards” in March and will be the new home to the NBA Finals this spring.

And in Daytime, our drama line up continues to outdraw the other networks in women 18-49, with ABC 6% ahead of NBC and 15% ahead of CBS last quarter.

Looking ahead, our short-term key areas of focus at ABC are:

•	Building the young adult audience of our freshman and sophomore series and
•	Expanding our strengthened comedy portfolio through our development efforts for next season.

While we recognize that much is left to be done, the general direction in which ABC is moving sets the right course for the future.

At ESPN, a primary focus in 2003 will be leveraging the powerful ESPN brand to create new products and businesses to deliver ever increasing value not only to ESPN and its fans, but also to cable and satellite affiliates. ESPN already brings greater value to cable operators than any other network by consistently delivering the largest audiences in basic cable television. In 2002, ESPN had 18 of the top 20 rated basic cable telecasts and ESPN’s ratings momentum has continued into 2003. In Q1, ESPN’s overall ratings increased by 16% in both total day and prime time, helping to generate more local ad revenue for affiliates than any other network. Couple ESPN’s ratings strength with new offerings like ESPN Broadband, ESPN High Definition and ESPN Deportes and it’s no surprise that in Beta Research Corp.’s 2002 annual survey of cable operators, ESPN and ESPN2 ranked first and second in perceived value among major cable networks.

At the Disney Channel, we’re looking to capitalize on the broader domestic reach of our original channel and Toon Disney, as well as our growing international presence, to create enduring franchises. With this in mind, we recently announced that our TV Animation group will be merging forces with our Disney branded cable group to produce animated television product for Disney-branded global TV platforms. By moving television animation to our cable group, we are combining production and development with programming and distribution: a model that has worked extremely well for our motion picture studio and for Touchstone Television and ABC. This structure is optimal for creating successful television animation product efficiently for global distribution and maximizing growth potential. Simply put, this reorganization is designed to better leverage Disney’s valuable library and strong programming channels to create new franchises and to support existing ones that the public will embrace.

In Consumer Products, our new licensing strategies are beginning to yield results, with our Princess line representing our greatest success to date. It continues to gain sales momentum and increased shelf space from our most important retailers like Wal-Mart, which debuted the line during the recent holiday selling period.

In January, we launched our newest licensing initiative—the Home Depot: Disney Paint Program—which offers an exclusive line of paints designed for kids’ bedrooms and accessories. Initiatives like these make us confident in the ability of our consumer products management team to exploit the Disney franchises to support the brand and drive new sources of revenue.

While the new year will bring new opportunities for our company and undoubtedly new challenges, our focus remains the same: to manage our businesses effectively and efficiently to drive long term shareholder value. As chief operating officer, I’m very pleased to see operations proceeding steadily along the path we have charted, providing confidence for the future.

MICHAEL D. EISNER

I’d just like to say a few words about the steps we’ve recently taken in corporate governance. During the last conference call, we told you we were going to keep forging ahead on this front and this past Monday, we took some more major steps, most notably the downsizing of the Disney Board of Directors from 17 to 13 members. I want to take this opportunity to recognize the four Board members who will not be standing for re-election—Reveta Bowers, Sidney Poitier, Robert Stern and Andrea Van de Kamp. Collectively, they served 33 years as directors and I want to thank them on behalf of all our shareholders for their hard work and unwavering commitment to this company.

Among the other steps we have recently taken is the appointment of a presiding director, the strengthening of our director independence guidelines, reductions in the size of board committees and expansion of the responsibilities of the Board’s Governance and Nominating Committee. These moves should provide a strong indication of our continuing commitment to best practices in governance. Thank you.